Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cree, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated August 18, 2009, with respect to the consolidated financial statements of Cree, Inc. and the effectiveness of internal control over financial reporting of Cree, Inc., included in its Annual Report (Form 10-K) for the year ended June 28, 2009, filed with the Securities and Exchange Commission.

Raleigh, North Carolina	/s/ Ernst & Young LLP
September 3, 2009